Exhibit 16.1

January 20, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Burlington Northern Santa Fe Investment and Retirement Plan (File No. 333-19241), The Burlington Northern and Santa Fe Railway Company 401(k) Plan for TCU Employees (File No. 33-62829) and The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan (File No. 33-63249) (collectively, the “Plans”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Plans’ dated January 18, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP